 STAAR Surgical Announces CE Mark Approval for the

EVO+ Visian ICL with Aspheric (EDOF) Optic

MONROVIA, CA, May 11, 2017--- STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, has received CE Mark for its EVO+ Visian ICL™ with Aspheric (EDOF) Optic, for commercialization in the European Union from its Notified Body, DEKRA.

The EVO+ Visian ICL with Aspheric (EDOF) Optic is STAAR’s next-generation lens. The lens is surgically implanted and works in harmony with the patient’s eye to correct vision. Unlike traditional contact lenses that are placed on the surface of the eye, the EVO Visian ICL family of lenses is positioned inside the eye between the iris and the natural lens where it stays indefinitely.

The EVO+ Visian ICL with Aspheric (EDOF) Optic is indicated for the correction or reduction of hyperopia and myopia between +3.0 diopters and -18.0 diopters. These lenses include CentraFLOW® technology, a central port that allows the flow of aqueous humor, thus eliminating the need for peripheral iridotomies.

The EVO Visian ICL family of lenses offers premium refractive outcomes with efficiency and comfort for both the patient and the surgeon. Approximately 285,000 lenses from the EVO Visian ICL product family have been implanted globally to date. Clinical data show that the EVO Visian ICL provides outstanding, predictable correction of a broad range of refractive errors, with the vast majority of patients achieving and maintaining 20/20 or better visual acuity through five years of follow up.1 Review of the peer-reviewed published literature demonstrates an excellent safety profile: specifically, eight studies, including data from 1,291 eyes followed for up to five years, describe a zero incidence of significant complications.2

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“We are very pleased with the CE Mark approval for the EVO+ Visian ICL with Aspheric (EDOF) Optic. We plan to introduce this lens to a select group of surgeons for Early Effectiveness Observational use. This beta analysis is designed to elicit surgeon feedback on their experience with the EVO+ Visian ICL with Aspheric (EDOF) Optic including overall performance, patient acceptance, and practice development. This represents an important new treatment option for eligible patients between 21 and 45 years of age living with nearsightedness or farsightedness. This approval reinforces our deep commitment to patients seeking visual freedom, as we continue to build our growing EVO Visian ICL portfolio,” said Caren Mason, President and CEO.

Clinical Trial for Presbyopic EVO+ Visian ICL Beginning this Year

As reported recently, the first-in-man clinical trial for the EVO+ Visian ICL lens designed for the correction or reduction of presbyopia is underway and continues to be promising. “Earlier this week, we hosted leading global surgeons at our new STAAR Technology Center, sharing the science behind our Collamer material technology and early findings of our Presbyopic initial clinical trial. The surgeons were pleased with this investigational use only preview and impressed with the data. Later this year, we plan to initiate the pivotal clinical trial supporting the applications for the new EVO+ Visian ICL for correction or reduction of presbyopia,” added Ms. Mason.

1.	Shimizu K, Kamiya K, Igarashi A, Kobashi H. Long-Term Comparison of Posterior Chamber Phakic Intraocular Lens With and Without a Central Hole (Hole ICL and Conventional ICL) Implantation for Moderate to High Myopia and Myopic Astigmatism. Medicine. 2016 Apr;95(14):e3270.
2.	Packer M. Meta-Analysis and Review: Effectiveness, Safety and Central Port Design of the Intraocular Collamer Lens (ICL). Clinical Ophthalmology, 2016;10;1059-1077.

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About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. More than 700,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 336 full-time equivalent employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections or expectations for sales, marketing and clinical initiatives, success and timing of new or improved products, clinical trials, research and development activities, performance and significance of a new product, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2016 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, such as the EVO Visian ICL product family used in non-reimbursed elective procedures; changes in currency exchange rates; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements and/or actions related to the FDA Warning Letter and Form FDA-483s), or to take enforcement action; research and development efforts may not be successful or may be delayed in delivering products for launch; the willingness of surgeons and patients to adopt a new or improved product and procedure; and patterns of EVO Visian ICL use that have typically limited our penetration of the refractive procedure market. The Visian Toric ICL and the Visian ICL with CentraFLOW, now known as EVO Visian ICL, are not yet approved for sale in the United States.

CONTACT:	Investors & Media
EVC Group
Brian Moore, 310-579-6199

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